UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2009
Gen-Probe Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31279	33-0044608
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

10210 Genetic Center Drive
San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 410-8000
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Carl W. Hull to the Board of Directors of Gen-Probe Incorporated
     (d) At the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Gen-Probe Incorporated (the “Company”) held on May 14, 2009, the Company’s stockholders approved, through a non-binding advisory vote, the election of Carl W. Hull to the Company’s Board of Directors, effective May 18, 2009. Mr. Hull’s election to the Board of Directors was approved by approximately 99.7% of the votes cast at the Annual Meeting with respect to the proposal. Following the Annual Meeting, the Company’s Board of Directors elected Mr. Hull to the Company’s Board of Directors, effective May 18, 2009 in connection with Mr. Hull’s previously disclosed appointment as the Company’s Chief Executive Officer on that date. Mr. Hull will serve as a member of the class of directors serving in office until the Company’s 2010 Annual Meeting of Stockholders. In addition, Mr. Hull was appointed to serve as the sole member of the Company’s Special Awards Committee, effective May 18, 2009. The Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.
Amendment of The 2003 Incentive Award Plan of Gen-Probe Incorporated
     (e) On March 20, 2009, the Company’s Board of Directors amended and restated The 2003 Incentive Award Plan of the Company (the “2003 Plan” and, as so amended and restated, the “Amended 2003 Plan”), subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the 2003 Plan by 2,500,000 shares and to make certain other amendments to the 2003 Plan. On May 14, 2009, the Company’s stockholders approved the Amended 2003 Plan at the Annual Meeting.
     The following description of the Amended 2003 Plan is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended 2003 Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
     The Amended 2003 Plan is administered by the Compensation Committee of the Company’s Board of Directors with respect to awards granted to employees or consultants and by the full Board of Directors with respect to awards granted to independent directors (such administrative body, as applicable, the “Administrator”). The Administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Amended 2003 Plan.
     Awards may be granted under the Amended 2003 Plan to employees and independent directors of the Company or any of its subsidiaries, or consultants selected for participation in the Amended 2003 Plan. The Amended 2003 Plan provides that the Administrator may grant or issue stock options, restricted stock, stock appreciation rights, performance-based stock and/or cash bonus awards, dividend equivalent awards, stock payment awards, deferred stock awards and restricted stock units, or any combination thereof.
     The aggregate number of shares of common stock which may be issued pursuant to awards granted under the Amended 2003 Plan may not exceed 10,500,000 in the aggregate. The maximum number of shares of common stock which may be subject to awards granted under the Amended 2003 Plan to any individual in any calendar year may not exceed 500,000. In addition, the maximum aggregate amount of cash that may be paid to a participant during any calendar year with respect to one or more awards payable in cash under the Amended 2003 Plan is $3,000,000. Under the Amended 2003 Plan, an increase in the number of shares of common stock authorized for issuance may not be made without stockholder approval, except for certain adjustments as permitted under the Amended 2003 Plan.
     The shares of common stock available for issuance under the Amended 2003 Plan will be reduced by two shares for each share of common stock issued pursuant to any award, other than an award of stock appreciation rights or options. Furthermore, dividend equivalent awards paid in cash under the Amended 2003 Plan in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Amended 2003 Plan. The Administrator has the discretion to make appropriate adjustments in the number of securities subject to the Amended 2003 Plan and to outstanding awards thereunder to reflect certain equity restructuring changes, such as stock splits or stock dividends, as well as certain “extraordinary corporate events.” If any portion of an award granted under the Amended 2003 Plan outstanding as of the effective date of the Amended 2003 Plan terminates or lapses unexercised, the shares which were subject to the unexercised portion of such award will continue to be available for issuance under the Amended 2003 Plan. If, following the issuance of a share of common stock pursuant to an award which counted as two shares against the share reserve, such award terminates, lapses or cancels, then the number of shares of common stock available for issuance under the Amended 2003 Plan will increase by two shares.
     In the event of a “change in control” (as defined in the Amended 2003 Plan), each outstanding award will, immediately prior to the effective date of the “change in control,” automatically become fully vested, exercisable or payable, as applicable, for all of the shares of common stock at the time subject to such award and, as applicable, may be exercised for any or all of the shares of common stock subject to the award.
Item 9.01. Financial Statements and Exhibits.
(d)	The following exhibit is filed with this Current Report:

Exhibit Number	Description

10.1	The 2003 Incentive Award Plan of Gen-Probe Incorporated, as adopted by the Board of Directors on March 20, 2009 and approved by stockholders on May 14, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2009	GEN-PROBE INCORPORATED
	By:	/s/ R. William Bowen
R. William Bowen
Senior Vice President, General Counsel and Corporate Secretary

EXHIBITS

Exhibit Number	Description

10.1	The 2003 Incentive Award Plan of Gen-Probe Incorporated, as adopted by the Board of Directors on March 20, 2009 and approved by stockholders on May 14, 2009.